Exhibit (k)
April 28, 2021
The Board of Trustees
The Northwestern Mutual Life
Insurance Company
720 E. Wisconsin Avenue
Milwaukee, WI 53202
To The Board of Trustees:
In my capacity as General Counsel of The Northwestern Mutual Life Insurance Company (the “Company”), I have reviewed the establishment of The Northwestern Mutual The Northwestern Mutual Variable Life Account II (the "Account"), on March 22, 2006, by the Company’s Board of Trustees, as a separate account for assets applicable to certain variable annuity contracts, pursuant to the provisions of Section 206.385 of the Wisconsin Statutes of 1965, as amended.
Company attorneys under my general supervision have prepared the Post-Effective Amendment No. 8 to the Registration Statement on Form N-6 (1933 Act File No. 333-230143) filed by the Company and the Account with the Securities & Exchange Commission under the Securities Act of 1933 for the registration of certain variable annuity contracts issued with respect to the Account.
I have made such examination of the law and examined such corporate records and such of the documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:
(1)
The Company has been duly organized under the laws in the State of Wisconsin and is a validly existing mutual life insurance company.
(2)
The Account has been duly created and is validly existing as a separate account pursuant to the aforesaid provisions of Wisconsin law.
(3)
The assets held in the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business the Company may conduct.
(4)
The variable annuity contracts, when issued in accordance with the prospectus contained in the aforesaid registration statement and upon compliance with applicable local law, will be legal and binding obligations of The Northwestern Mutual Life Insurance Company in accordance with their terms.
I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
/s/Chris K. Gawart
Chris K. Gawart
Vice President – Law and General Counsel